Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Progress Acquisition Corp. on Amendment No. 1 to Form S-1, File No. 333-252084, of our report dated December 9, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Progress Acquisition Corp. as of October 29, 2020 and for the period from September 23, 2020 (inception) through October 29, 2020 appearing in the Registration Statement on Form S-1 of Progress Acquisition Corp. filed on January 13, 2021.

/s/ Marcum llp

Marcum llp

New York, NY

January 25, 2021